Exhibit 10.83

Execution Version

OFFER LETTER

November 15, 2022

Personal & Confidential

J. Patrick Doyle
c/o Restaurant Brands International US Services LLC

Dear Patrick:

I am pleased to confirm our offer of employment to you and would like to take this opportunity to congratulate you on this appointment. I am confident that you will make a valuable contribution to the business.

The following terms and conditions will apply to your employment with Restaurant Brands International US Services LLC (the “Company”), subject to our receipt of a signed copy of this offer letter (the “Offer Letter”). By signing this Offer Letter, you acknowledge and accept all the provisions below, and you acknowledge that, other than as set forth in this Offer Letter, no representations or warranties regarding your employment have been made to you.

1.Commencement. Your employment with the Company under the terms and conditions of this Offer Letter will be effective on November 16, 2022 (the “Commencement Date”), provided that a countersigned copy of this Offer Letter is returned to the Company within the Acceptance Period (as defined below). Additionally, subject to approval by the Board of Directors of Restaurant Brands International Inc. (“RBI”), you will be appointed to the RBI Board of Directors, effective no later than January 31, 2023, in the role of Executive Chairman.

2.Position. Effective on the Commencement Date and during your employment with the Company, your job titles will be Executive Chairman of RBI and Executive Chairman of the Company, and you shall have such duties and responsibilities as are customarily assigned to persons serving in such positions and such other duties consistent with your titles and positions as the Company specifies from time to time. You will report solely to the Board of Directors of RBI.

3.Location. Your position will be based in Miami, Florida. However, you may be required to travel in and outside of Miami, Florida as the needs of the Company’s business dictate.

4.Compensation. In consideration of your employment and the covenants included in Section 8 herein you will be compensated as follows:

(a)Base Salary. You will not be paid a base salary (“Base Salary”).

(b)Annual Bonus Plan. You will not be eligible to participate in the Company’s annual bonus plan or any other bonus programs which may be adopted and maintained for employees of the Company.

(c)Long Term Incentive Compensation. Subject to you and/or one or more of your Permitted Transferees (as the term is defined in that certain Stock Purchase Agreement by and between RBI and you, dated as of November 15, 2022 (the “SPA”)) having acquired and continuing to maintain ownership of no less than 500,000 shares of common stock of RBI in accordance with the terms and conditions of the equity award agreements described below in this Section 4(c), the Company will cause RBI, and RBI agrees pursuant to the RBI Joinder

Exhibit 10.83
attached hereto, to grant you the following equity awards, each award to be granted on the third (3rd) business day following the announcement of your appointment as Executive Chairman of RBI (which announcement shall be made prior to or on the Commencement Date), which date may be extended as reasonable solely to accommodate any applicable trading window restrictions (the date of the grant being the “Grant Date”):

(i)an award of options to purchase 2,000,000 shares of common stock of RBI (collectively, the “Options” and individually, an “Option”), each Option having an exercise price equal to the fair market value on the Grant Date (as determined in accordance with the RBI Amended and Restated 2014 Omnibus Incentive Plan (the “Equity Plan”)).  The Options will be evidenced by an award agreement in the form attached and made a part hereof as Exhibit A and will vest in accordance with the vesting schedule set forth therein.

(ii)an award of 500,000 restricted share units under the Equity Plan, each representing the right when vested to receive one share of common stock of the RBI (collectively, the “RSUs” and individually, an “RSU”). The RSUs will be evidenced by an award agreement in the form attached and made a part hereof as Exhibit B and will vest in accordance with the vesting schedule set forth therein. In the event the number of Related Shares you purchase are less than 500,000 shares of common stock of RBI, your total number of RSUs will adjust on a 1:1 basis and will equal the number of Related Shares you purchased.

(iii)an award of 750,000 performance-based restricted share units under the Equity Plan, each representing the right when vested to receive one share of common stock of RBI (collectively, the “PSUs” and individually, a “PSU”). The PSUs will be evidenced by an award agreement in the form attached and made a part hereof as Exhibit C and will vest in accordance with the vesting schedule set forth therein. In the event the number of Related Shares you purchase are less than 500,000 shares of common stock of RBI, your total number of PSUs will adjust on a 1:1.5 basis and will equal the number of Related Shares you purchased multiplied by 1.5.

(d) Adjustment for Corporate Event. During the period between the signing of this Offer Letter and the date of the grant of the Options, RSUs and PSUs, the Options, RSUs and PSUs shall be adjusted in an appropriate and equitable manner in the event of a Corporate Event described in the Equity Plan, to prevent dilution or enlargement of such awards in accordance with the methodology under the adjustment terms set forth in the Equity Plan.

(e)Any failure to grant any of the equity awards as set forth in this Section 4(c) shall result in the expiration of the forfeiture periods with regard to the Related Shares that are set forth in the equity award agreements attached to this Offer Letter as Exhibits A, B and C.

5.Employee Benefits. Based on the amount of time you and the Company anticipate that you will spend performing the duties of your position, you are not eligible to participate in the employee medical and other health care benefit plans and programs maintained by the Company from time to time for employees at your level.

6.Business Expenses. The Company will reimburse you for reasonable business expenses actually incurred by you during your employment or other service with the Company in the performance of your duties and responsibilities hereunder, but only to the extent and in the manner provided by the Company’s business expense reimbursement policy, as in effect from time to time. All reimbursements made pursuant to this Paragraph 6 shall be made subject to Paragraph 11(b) of this Offer Letter.

7.Termination. Your employment with the Company is on an “at will” basis and may be terminated by the Company or by you at any time for any reason upon written notice, without any obligation owing by the Company, except as provided herein and except as provided in the equity award

Restaurants Brands International US Services LLC | 5707 Blue Lagoon Drive | Miami, FL 33126

Offer Letter – Doyle – 11.13.22

Exhibit 10.83
agreements described in Section 4(c) of this Offer Letter. In the event of a termination of your employment, you shall not be eligible to participate in or receive any severance payments or other post-termination payments pursuant to this Offer Letter, whether pursuant to a severance plan that may be maintained by the Company, or otherwise, except (i) approved unreimbursed business expenses that are owed to you as of the date of your termination (which shall be timely paid to you); or (ii) as set forth in award agreements described in Section 4(c) of this Offer Letter. You will not be eligible to participate in or receive any severance payments, whether pursuant to a severance plan that may be maintained by the Company, or otherwise.

8.Employee Covenants.

(a)Restrictive Covenants. You acknowledge that you will have a prominent role in the management of the business, and the development of the goodwill of the Company and its Affiliates, and will establish and develop relations and contacts with the franchisees, customers and suppliers of the Company and its Affiliates throughout the world, all of which constitute valuable goodwill of, and could be used by you to compete unfairly with, the Company and its Affiliates. In addition, you recognize that you will have access to and become familiar with or be exposed to Confidential Information (as such term is defined below), in particular, trade secrets, proprietary information, customer lists, recipes and formulations, and other valuable business information of the Company and its Affiliates pertaining or related to the quick service restaurant business.  You agree that you could cause grave harm to the Company and its Affiliates if you, among other things, worked for the Company’s competitors, solicited the Company’s employees or those of its Affiliates away from the Company or its Affiliates or solicited the Company’s franchisees or those of its Affiliates upon the termination of your employment with the Company or misappropriated or divulged Confidential Information, and that as such, the Company has legitimate business interests in protecting its goodwill and Confidential Information, and these legitimate business interests therefore justify the following restrictive covenants:

i.Confidentiality. You agree that during your employment with the Company (the “Employment Period”) and thereafter, you will not, directly or indirectly (A) disclose any Confidential Information to any Person (other than, only with respect to the period that you are employed by the Company, to an employee or outside advisor of the Company who requires such information to perform his or her duties for the Company), or (B) use any Confidential Information for your own benefit or the benefit of any third party. “Confidential Information” means confidential, proprietary or commercially sensitive information relating to (Y) the Company or its Affiliates, or members of their respective management or boards or (Z) any third parties who do business with the Company or its Affiliates, including franchisees and suppliers. Confidential Information includes, without limitation, marketing plans, business plans, financial information and records, operation methods, recipes and formulations, personnel information, drawings, designs, information regarding product development, other commercial or business information and any other information not available to the public generally. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public or is in the public domain (other than by reason of a breach of your obligations to hold such Confidential Information confidential). The parties agree and understand that this Offer Letter will be publicly disclosed and that there is no duty to treat any portion of this Offer Letter so disclosed as confidential. Further, nothing in this provision is intended to prevent you from providing truthful testimony in any court, administrative agency and/or arbitration proceeding, including your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature or disclosing relevant documents and information in confidence to any attorney, financial advisor, or tax preparer retained

Restaurants Brands International US Services LLC | 5707 Blue Lagoon Drive | Miami, FL 33126

Offer Letter – Doyle – 11.13.22

Exhibit 10.83
by either yourself for the purpose of securing professional legal, financial or tax advice, in each case, who need to know such information and have agreed to keep such information confidential.

If you are required or requested by a court or governmental agency to disclose Confidential Information, you must notify the General Counsel of the Company, in writing, of such disclosure obligation or request no later than three (3) business days after you learn of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.

ii.Non-Competition. The Company and you agree that although you will use your best commercial efforts to devote your skill, knowledge and business time to the conscientious and good faith performance of your duties and responsibilities during the Employment Period, you may also (x) be employed by, render services for, engage in business with and serve as an agent or consultant on a part-time basis to another Person or Persons other than the Company and Affiliates and (y) engage in the following activities during the Employment Period and thereafter, subject in each case of (x) and/or (y) to the restrictions against your involvement in Competitive Activities set forth below in this Section 8(a)(ii) and the following restrictions, and provided that you spend more time actively contributing in your role with the Company than on any other business project for a period of two (2) years following the Commencement Date:

(A)you may continue to serve as independent Chair of the Board of Directors of Best Buy Co., Inc., provided, however, that during the period of such service, you will not serve as chairman of the board of directors of any other public company;

(B)while serving as a member of the Board of Directors of RBI, you are permitted to serve on the board of directors of other public companies except if such service would cause you to be considered “overboarded” by the proxy advisory firms ISS or Glass Lewis;

(C)you may continue to make private investments and only in connection therewith may serve on the board of directors of any such companies that are not public companies, and you may also serve on the board of any schools, religious, political or charitable organizations;

(D)you may not serve as the chief executive officer of another company during your Employment Period except on an emergency, interim basis, for a private company in which you are invested, so long as the duration of such service does not exceed six (6) months;

(E)you may hold interests in, or engage in any type of activity, for an entity engaged in the private equity business which engages in the Restricted Business, provided that, the Restricted Business comprises less than ten percent (10%) of the investments or assets under management of such private equity business, and you do not provide services to, and you are not otherwise involved in the Restricted Business or oversight thereof (collectively, “Permitted PE Activities”); and

(F)each of the foregoing activities in (B), (C), (D) and (E) above is subject to the Company’s prior written confirmation (following notice from you to the Company) that the proposed activity will not adversely impact the reputation or business of RBI or any of its Affiliates, which written confirmation shall not be unreasonably delayed. Any such determination will be made by the Company in its reasonable good faith discretion.

Restaurants Brands International US Services LLC | 5707 Blue Lagoon Drive | Miami, FL 33126

Offer Letter – Doyle – 11.13.22

Exhibit 10.83
Additionally, you agree that during the Employment Period or other period of your service with the Company and for the eighteen (18) month period following the termination of your employment or other service with the Company (irrespective of the cause or manner of termination), you will not directly or indirectly engage in any activities that are competitive with the quick service restaurant business conducted by the Company or any of its Affiliates anywhere in the world, and you shall not, directly or indirectly, become employed by, render services for, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner of, any Person that engages in a Restricted Business, including any franchisee of the Company or any if its Affiliates (collectively, the “Competitive Activities”), provided that you shall be permitted to: (i) hold a two percent (2%) or less interest in the equity or debt securities of any publicly traded company; (ii) hold up to a three percent (3%) interest in any such company in which you are invested as of the date of this Offer Letter; and (iii) engage in Permitted PE Activities. Your duties and responsibilities involve, and/or will affect, the strategy, operation and management of the Company on a worldwide basis.  You will obtain Confidential Information that will affect the Company’s operations and that of its Affiliates throughout the world.  Accordingly, you acknowledge that the Company has legitimate business interests in requiring a worldwide geographic scope and application of this non-compete provision, and agree that this non-compete provision applies on a worldwide basis.

iii.Non-Solicitation. During the Employment Period or other period of your service with the Company and for the two (2) year period following the termination of your employment or other service with the Company (irrespective of the cause or manner of termination), you shall not, directly or indirectly, by yourself or through any third party, whether on your own behalf or on behalf of any other Person or entity, (i) solicit or induce or endeavor to solicit or induce, divert, employ or retain, (ii) interfere with the relationship of the Company or any of its Affiliates with, or (iii) attempt to establish a business relationship of a nature that involves Competitive Activities with any Person that is or was (during the last twelve (12) months of your employment with the Company): (A) an employee of the Company or any of its Affiliates, (B) engaged to provide services to the Company or any of its Affiliates, or (C) a franchisee of the Company or any of its Affiliates. Notwithstanding the foregoing, you shall not be restricted from (A) making any general or public solicitation for employment that is not specifically directed at any employee or service provider, or (B) soliciting or hiring any employee or service provider who has ceased employment with the Company or any of its Affiliates (without violation of the foregoing restrictions) for a period of at least nine (9) months.

iv.Franchisee Activities. In addition to, and not by way of limitation of, any of the covenants set forth elsewhere herein, you agree that, during the Employment Period or other period of your service with the Company and for the five (5) year period following the termination of your employment or other service with the Company (irrespective of the cause or manner of termination), you will not, whether on your own behalf or in conjunction with or on behalf of any other Person, directly or indirectly, solicit, or assist in soliciting, offer, or entice, consult, provide advice to, or otherwise be involved with, a franchisee of (or an operator under an operating/license agreement with) the Company or any of its Affiliates to engage in any act or activity, whether individually or collectively with other franchisees, operators, or Persons, that is adverse or contrary to the direct or indirect interests of the Company or its Affiliate’s business, financial, or general relationship with such franchisees and operators. Such prohibited activities include but are not limited to the organization or facilitation of, or provision of management services to, an association or organization of franchisees/operators with respect to the business or any other relationship that such franchisees/operators have with the Company or any of its Affiliates, including but not limited to any such organization or association that would act as an additional

Restaurants Brands International US Services LLC | 5707 Blue Lagoon Drive | Miami, FL 33126

Offer Letter – Doyle – 11.13.22

Exhibit 10.83
layer of negotiations between the Company or any of its Affiliates and their respective franchisees/operators.

(b)Work Product. To the extent permitted by law, you agree that all inventions, discoveries, processes, reports, plans, projections, budgets, software, data, technology, designs, documentation, innovations, and improvements and other work product created, discovered, developed, compiled, or prepared by you (whether created solely or jointly with others) in connection with your employment with the Company (collectively, “Work Product”) shall constitute “work made for hire” (as that term is defined under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101) for, and shall be and is the sole and exclusive property of, the Company. In the event that any such Work Product is deemed not to be “work made for hire” or does not vest by operation of law as the sole and exclusive property of the Company, you hereby irrevocably assign, transfer and convey to the Company, exclusively and perpetually, all right, title and interest which you may have or acquire in and to such Work Product throughout the world. The Company and its Affiliates or their designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and you shall not have the right to use any such materials, other than within the legitimate scope and purpose of your employment with the Company. You shall promptly disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to any Work Product and any industrial or intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations). Additionally, you agree that you will not share with or disclose to any third party any underlying technology and/or code used to develop the Work Product. Further, you agree that you will not use in any of the Work Product any pre-existing development tools, routines, subroutines or other programs, data or materials that you may have created or learned prior to the commencement of your provision of services to the Company.

(c)Compliance with Company Policies. During the Employment Period, you shall be governed by and be subject to, and you hereby agree to comply with, all Company policies, procedures, rules and regulations applicable to employees generally or to employees at your grade level, including without limitation, the RBI Code of Business Ethics and Conduct, in each case, as they may be amended from time to time in the Company’s sole discretion (collectively, the “Policies”).
(d)Return of Company Property. In the event of termination of your employment for any reason, you shall return to the Company all of the property of the Company and its Affiliates, including without limitation all materials or documents containing or pertaining to Confidential Information. You agree not to retain any copies, duplicates, reproductions or excerpts of material or documents. You acknowledge and agree that any and all Company Property (as defined below) remains the exclusive property of the Company and its Affiliates. Upon Company’s request or in the event of termination of your employment for any reason, you shall promptly return to the Company all Company Property, and you shall (i) not retain, in any format, any Company Property; and (ii) refrain from allowing or otherwise permitting any Company Property to be taken from Company or any of its Affiliates. All physical materials, documents, data, information, keys, computer software and hardware (including, without limitation, laptop computers and mobile devices), manuals, data bases, product samples, tapes, magnetic media, technical notes, and any other equipment or items that the Company or any Affiliate provides to you or that otherwise belongs to the Company or an Affiliate, in each case, shall constitute “Company Property” (to include the original of such items, any copies thereof, any notes derived from such items, and any derivative work of such items). Notwithstanding anything herein to the contrary, you may retain (i) copies of your contacts in your emails or electronic or paper records, and (ii) your personal, financial, tax and accounting records, including those

Restaurants Brands International US Services LLC | 5707 Blue Lagoon Drive | Miami, FL 33126

Offer Letter – Doyle – 11.13.22

Exhibit 10.83
pertaining to your employment with the Company, so long as such records do not contain Confidential Information of the Company.

(e)Resignation upon Termination. Except as otherwise agreed to between the parties hereto, effective as of the date of termination of your employment with the Company for any reason, you shall resign, in writing, from all board and board committee memberships and other positions then held by you, or to which you have been appointed, designated or nominated, with the Company and its Affiliates.

(f)Full Effect of Employee Covenants. Your obligations under this Offer Letter, including but not limited to your obligations under this Section 8, are independent of any of the Company’s obligations to you under this Offer Letter or generally by virtue of your employment. The existence of any claim or cause of action by you against the Company shall not constitute a defense to the enforcement by the Company of this Section 8.

9.Equitable Relief with Respect to Covenants. You acknowledge and agree that a breach by you of any of your obligations under Section 8 of this Offer Letter is a material breach of this Offer Letter and that remedies at law may be inadequate to protect the Company and its Affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, you agree that the Company may seek the granting of injunctive relief in the Company’s favor in connection with any such breach or violation without proof of irreparable harm. Additionally, you agree that the foregoing is appropriate for any such breach inasmuch as actual damages cannot be readily calculated, such relief is fair and reasonable under the circumstances, and the Company would suffer irreparable harm if any of these Sections were breached. You further agree that any action for such injunctive relief shall be subject to the exclusive jurisdiction of the Federal Courts of the State of Florida, or if such would not have jurisdiction over the matter, then only in a Florida State Court sitting in Miami Dade County. You consent to personal jurisdiction in the Courts of the State of Florida in Miami Dade County for such purpose.

10.Data Protection & Privacy.

(a)You acknowledge that the Company, directly or through its Affiliates, collects, uses, processes and discloses data (including personal sensitive data and information retained in email) relating to you. You hereby consent to such collection, use, processing and disclosure for the purposes described in and further agree to execute the Company’s Employee Consent to Collection and Processing of Personal Information, a copy of which is attached to this Offer Letter as Attachment 1.

(b)To ensure regulatory compliance and for the protection of its employees, customers, suppliers and business, the Company reserves the right to digitally record you, monitor, intercept, review and access at any and all times and by any lawful means, telephone calls and logs, internet usage, voicemail, email and other communication facilities provided by the Company which you may use during your employment with us. The Company will use this right of access reasonably, but it is important that you are aware that all communications and activities on our equipment or premises cannot be presumed to be private and accordingly, you shall have no reasonable expectation of privacy with respect to any such communications or activities.

11.Section 409A.

(a)Section 409A Compliance. The intent of the parties hereto is that payments and benefits under this Offer Letter be exempt from or comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted to be in compliance therewith.

Restaurants Brands International US Services LLC | 5707 Blue Lagoon Drive | Miami, FL 33126

Offer Letter – Doyle – 11.13.22

Exhibit 10.83
(b)Expenses and Reimbursements. All reimbursements and in-kind benefits provided under this Offer Letter are intended to be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All expenses or other reimbursements paid pursuant to this Offer Letter that are taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

12.Entire Agreement. This Offer Letter, including any schedules, attachments or addenda, constitutes the entire agreement between you and the Company or any Affiliates of the Company with respect to your employment, and supersedes all prior correspondence, offers, proposals, promises, offer letters, agreements or arrangements relating to the subject matter contained herein. Nothing herein shall impact the SPA, except as provided in Section 4(e) herein.

13.Modification. No provision of this Offer Letter may be modified, waived or discharged unless such modification, waiver or discharge is approved in writing by the Board of Directors of RBI or a Person authorized thereby and is agreed to in writing by the Company and you. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Offer Letter to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Offer Letter shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

14.Survival. The following Sections shall survive the termination of your employment with the Company and of this Offer Letter: 4, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21 and 23.

15.Severability. If any provision of this Offer Letter or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remainder of this Offer Letter and the application of such provisions to other circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law. In the event that one or more terms or provisions of this Offer Letter are deemed invalid or unenforceable under applicable law, by reason of being vague or unreasonable as to duration or geographic scope of activities restricted, or for any other reason, the provision in question shall be immediately amended or reformed to the extent necessary to make it valid and enforceable by the court of such jurisdiction charged with interpreting and/or enforcing such provision. You agree and acknowledge that the provision in question, as so amended or reformed, shall be valid and enforceable as though the invalid or unenforceable portion had never been included herein.

16.Governing Law. The terms of this Offer Letter shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflicts of laws. Any dispute or controversy regarding the enforceability of our dispute resolution agreement as detailed in Section 17 and/or actions for enforcement of any arbitration award issued under Section 17 (to the extent such actions are permitted under this Offer Letter and applicable law) shall be subject to the exclusive jurisdiction of the Federal Courts of the State of Florida, or if such would not have jurisdiction over the matter, then only in a Florida State Court sitting in Miami Dade County. You consent to personal jurisdiction in the Courts of the State of Florida in Miami Dade County for such purpose. Except as otherwise provided in Section 9, all other disputes or controversies arising under or in connection with this Offer Letter shall be conducted as set forth in Section 17 hereof.

Restaurants Brands International US Services LLC | 5707 Blue Lagoon Drive | Miami, FL 33126

Offer Letter – Doyle – 11.13.22

Exhibit 10.83
17.Dispute Resolution. Except as expressly provided in Sections 9 and 16, the Company and you agree that any dispute or controversy arising under or in connection with this Offer Letter or your employment with the Company (e.g., including but not limited to claims for discrimination, wages, or any statutory or common law claims) shall be resolved by final and binding arbitration before the American Arbitration Association (“AAA”). The arbitration shall be conducted in accordance with AAA’s National Rules for the Resolution of Employment Disputes then in effect at the time of the arbitration. The arbitration shall be held in Miami, Florida. The dispute shall be heard and determined by one arbitrator selected from a list of arbitrators who are members of AAA’s Regional Employment Dispute Resolution roster. If the parties cannot agree upon a mutually acceptable arbitrator from the list, each party shall number the names in order of preference and return the list to AAA within ten (10) days from the date of the list. A party may strike a name from the list only for good cause. The arbitrator receiving the highest ranking by the parties shall be selected. The arbitration shall not impair either party’s right to request injunctive or other equitable relief in accordance with Section 9 of this Offer Letter. Nothing herein limits either party’s right to file or participate (including providing any documents regardless of any provision in this Offer Letter to the contrary) in any proceeding with any federal, state, or local government agency: e.g., the EEOC, SEC, etc. If this agreement to arbitrate is held to be unenforceable, both parties agree to the maximum extent permitted by law to waive their right to a jury trial.

18.Voluntary Agreement; No Conflicts. You represent that you are entering into this Offer Letter voluntarily and that your employment with the Company and compliance with the terms and conditions of this Offer Letter will not conflict with or result in the breach by you of any agreement to which you are a party or by which you or your properties or assets may be bound.

19.Counterparts; Electronic Copy. This Offer Letter may be executed you and the Company in counterparts (including by electronic copy), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

20.Indemnification Obligation. Subject to your satisfaction of the Standard of Conduct (provided that the Standard of Conduct is required to be met by all non-employee members of the RBI Board of Directors and/or applicable law) and during the Employment Period or other period of your service with the Company and thereafter for as long as potential liability exists (but no less than six (6) years after any such termination of employment or other service), the Company shall indemnify, defend and hold you harmless, to the fullest extent permitted or required by applicable laws in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all Indemnifiable Claims and Indemnifiable Losses; provided, however, that, except as provided in the Company’s articles of incorporation or by-laws, or otherwise as required by applicable laws, you shall not be entitled to indemnification pursuant to this Agreement in connection with any Claim initiated by you against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of such Claim. The Company acknowledges that the foregoing obligation is substantially broader than that now required by applicable laws and the Company’s articles of incorporation or by-laws and intends that it be interpreted consistently with this Section.
Additionally, you shall have the right to advancement by the Company prior to the final disposition of any Indemnifiable Claim of any and all Expenses relating to, arising out of or resulting from any Indemnifiable Claim paid or incurred by you or which you determine in good faith are reasonably likely to be paid or incurred by you and as to which your counsel provides supporting documentation; provided, however, that you shall repay, without interest, any such amount of Expenses (or portion thereof) actually advanced to you in respect of which it shall have been determined, following the final disposition of the Indemnifiable Claim to which the advance related, were in excess of amounts paid or payable by you in respect of Expenses relating to, arising out of or resulting from such Indemnifiable Claim, or otherwise that you are not entitled to indemnification hereunder, including by a determination that you have not satisfied the Standard of Conduct, as determined by (i) a majority of the Disinterested Directors, (ii) a committee of Disinterested Directors, or (iii) if there are no Disinterested Directors or a majority of Disinterested

Restaurants Brands International US Services LLC | 5707 Blue Lagoon Drive | Miami, FL 33126

Offer Letter – Doyle – 11.13.22

Exhibit 10.83
Directors so direct, by independent counsel in a written opinion addressed to the Board of Directors.

Without limiting the generality or effect of any other provision hereof, your right to such advancement is not subject to any prior determination that you have satisfied the Standard of Conduct. Without limiting the generality or effect of the foregoing, within five business days after any request by you that is accompanied by supporting documentation for specific Expenses to be reimbursed or advanced, the Company shall, in accordance with such request (but without duplication), (a) pay such Expenses on your behalf, (b) advance to you funds in an amount sufficient to pay such Expenses, or (c) reimburse you for such Expenses.

In connection with any such payment, advancement or reimbursement, at the request of the Company, you shall execute and deliver to the Company an undertaking, which need not be secured and shall be accepted without reference to your ability to repay the Expenses, by you or on your behalf, to repay any amounts paid, advanced or reimbursed by the Company in respect of Expenses relating to, arising out of or resulting from any Indemnifiable Claim in respect of which it shall have been determined, following the final disposition of such Indemnifiable Claim, that you are not entitled to indemnification hereunder.

21.Liability Insurance. For the duration of your Employment Period or other period of your service with the Company and thereafter for as long as potential liability exists (but no less than six (6) years after any such termination of employment or other service), the Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for you that is reasonable in scope and amount to those provided by similarly situated companies, subject to the cost of premium limitation set forth below in this Section 21. In all policies of directors’ and officers’ liability insurance obtained by the Company, you shall be named as an insured in such a manner as to provide you the same rights and benefits, subject to the same limitations, as are accorded to the Company’s directors and officers most favorably insured by such policy. Notwithstanding the foregoing, (i) the Company may, but shall not be required to, create a trust fund, grant a security interest or use other means, including a letter of credit, to ensure the payment of such amounts as may be necessary to satisfy its obligations to indemnify pursuant to this Agreement and (ii) in renewing or seeking to renew any insurance hereunder, the Company will not be required to expend more than 1.5 times the premium amount of the immediately preceding policy period (equitably adjusted if necessary to reflect differences in policy periods).
22.Reimbursement for Attorneys’ Fees. The Company agrees to pay on your behalf the attorneys’ fees and costs incurred by you through the Commencement Date in connection with negotiating, drafting and advising with respect to this Offer Letter, the equity award agreements described in Section 4(c) of this Offer Letter and the purchase of the Related Shares, in an amount to be agreed by the Company and you. The Company shall promptly make payment of such amount to your legal counsel upon invoicing.
23.Certain other Definitions.
“Affiliate”: with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of any such Person.
“Claim” means (i) any threatened, asserted, pending, ongoing or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, provincial, state or other law; and (ii) any inquiry or investigation, whether made, instituted or conducted, by the Company or any other Person, including any federal, provincial, state or other governmental agency, that Indemnitee determines might lead to the institution of any such claim, demand, action, suit or proceeding. For the

Restaurants Brands International US Services LLC | 5707 Blue Lagoon Drive | Miami, FL 33126

Offer Letter – Doyle – 11.13.22

Exhibit 10.83
avoidance of doubt, subject to applicable laws, the Company intends indemnity to be provided hereunder in respect of acts or failure to act prior to, on or after the date hereof.
“Control”: (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”): with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Disinterested Director” means a director of the Company who is not and was not a party to the Claim in respect of which indemnification is sought by you.

“Expenses” means all costs and expenses (including reasonable attorneys’ and experts’ fees and expenses) paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal), any Claim.

“Indemnifiable Claim” means any Claim based upon, arising out of or resulting from the following: (i) any actual, alleged or suspected act or failure to act by you in your capacity as a director or officer of the Company or as a director or officer (or individual serving in a similar capacity) of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, as to which you are or were serving at the request of the Company; (ii) any actual, alleged or suspected act or failure to act by you in respect of any business, transaction, communication, filing, disclosure or other activity of the Company or any other entity or enterprise referred to in clause (i) of this sentence; or (iii) your status as a current or former director or officer of the Company or as a current or former director or officer (or individual serving in a similar capacity) of any other entity or enterprise referred to in clause (i) of this sentence or any actual, alleged or suspected act or failure to act by you in connection with any obligation or restriction imposed upon you by reason of such status.

“Indemnifiable Losses” means any and all losses relating to, arising out of or resulting from you being, or being threatened to be made, a party to, or a participant in, any Indemnifiable Claim; provided, however, that Indemnifiable Losses shall not include losses incurred by you in respect of any Indemnifiable Claim (or any matter or issue therein) as to which you shall have been adjudged liable to the Company, unless and only to the extent that the court in which such Indemnifiable Claim was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, you are fairly and reasonably entitled to indemnification for such losses as the court shall deem proper.

“Person”: any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.
“Restricted Business” means any quick serve restaurant business anywhere in the world where the combined sales of the following product categories constitute twenty-five percent (25%) or more of a Person’s overall food and beverage sales and/or total menu items: chicken, hamburgers, coffee, submarine sandwiches or other categories added by the Company during the Employment Period.
“Standard of Conduct” means the standard for conduct by you that is a condition precedent to indemnification of you hereunder against Indemnifiable Losses relating to, arising out of or resulting from an Indemnifiable Claim. The Standard of Conduct is (i) that you acted honestly and in good faith with a view to the best interests of the Company or, as the case may be, to the best interests of the other entity for which you acted as director or officer (or in a similar capacity) at the Company’s request or deemed request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, you had reasonable grounds for believing that your conduct was lawful.

Restaurants Brands International US Services LLC | 5707 Blue Lagoon Drive | Miami, FL 33126

Offer Letter – Doyle – 11.13.22

Exhibit 10.83
“Subsidiary”: with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing fifty percent (50%) or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.
If you wish to accept employment with the Company on the basis set out in this Offer Letter, please sign below and return a countersigned copy of this Offer Letter to Jill Granat at jgranat@rbi.com within seven (7) days of the date of this Offer Letter (the “Acceptance Period”). If a countersigned copy is not received by the Company within the Acceptance Period, this offer will be withdrawn and any acceptance by you will be null and void.

Patrick, I would like to offer my personal congratulations on this exciting opportunity. I am confident that you will be instrumental in driving the success of the Company. Should you have any questions on any of the above, please do not hesitate to contact me.

Yours sincerely,
Restaurant Brands International US Services LLC

/s/ Jill Granat

Jill Granat
General Counsel

Agreed to and accepted by:

__/s/ J. Patrick Doyle_______________
J. Patrick Doyle

_____11/15/22___________________
Date

Restaurants Brands International US Services LLC | 5707 Blue Lagoon Drive | Miami, FL 33126

Offer Letter – Doyle – 11.13.22

Exhibit 10.83
RBI JOINDER

RBI hereby executes this Offer Letter for the sole purposes of evidencing its agreement to (1) the issuance of the equity award agreements set forth in Section 4(c) of the Offer Letter, in each case, in accordance with the terms and conditions of the Offer Letter and the equity award agreements attached to the Offer Letter as Exhibits A, B and C, and (2) the indemnification obligations set forth in Section 20 of the Offer Letter.

Restaurant Brands International Inc.

By:    ___/s/ Jill Granat_____________
    Jill Granat
    General Counsel

Restaurants Brands International US Services LLC | 5707 Blue Lagoon Drive | Miami, FL 33126

Offer Letter – Doyle – 11.13.22

Exhibit 10.83
ATTACHMENT 1

RESTAURANT BRANDS INTERNATIONAL US SERVICES LLC
EMPLOYEE CONSENT TO COLLECTION AND PROCESSING OF PERSONAL INFORMATION

Restaurant Brands International US Services LLC (the “Company”) has informed me that the Company, on behalf of itself and its related and affiliated entities, including those operating restaurants under the BURGER KING®, TIM HORTONS®, POPEYES® and FIREHOUSE SUBS® brands (collectively, the “Affiliates”), collects, retains, processes, uses, and transfers my personal information (and also discloses my personal information to the Company’s employees, consultants and services providers) only for human resource and business purposes such as payroll administration, background checks, fulfilment of employment positions, fulfilment of my direct requests, maintaining accurate records, compliance with applicable law and meeting governmental reporting requirements, compiling internal reports, including diversity and distribution metrics, security, health, benefits, and safety management, performance assessment and management, provision of services, company network access and authentication. I understand the Company will treat my personal data as confidential and will not permit unauthorized access to this personal data. I HEREBY CONSENT to the Company collection, retention, processing, use, transfer and disclosure of my personal information for such purposes described in this statement.

I understand and consent to the transfer and storage of my personal data for the purposes described in this statement to the corporate offices of the Company and its Affiliates (currently located in Toronto, Ontario, Canada; Miami, Florida, United States of America; Jacksonville, Florida, United States of America; Mexico City, Mexico; Singapore, and Zug, Switzerland), and to other third parties, agents, processors and representatives who may be located in countries outside my home country or the country in which I work, including countries where data protection laws may differ from those of my home country.

I further understand the Company and its Affiliates may from time-to-time disclose, transfer and store my personal information to or with a third-party consultant, processor or service provider acting on the behalf of Company or its Affiliates or at the Company’s direction. These third parties will be required to use appropriate measures to protect the confidentiality and security of personal information.

To the extent that I provide the Company details of my racial or ethnic origin, physical or mental health or condition, job evaluations or educations records, commission (or alleged commission) of an offense or related proceedings, military or veteran status, or gender identity, I expressly authorize the Company and its Affiliates to handle such details for the purposes set forth in this statement.

I understand that the Company also may disclose personal information about me solely to the extent necessary in order to:  (1) protect the legal rights, privacy, safety or property of the Company, its Affiliates, or its employees, agents, contractors, customers or the public; (2) protect the safety and security of guests to the Company’s digital and physical properties; (3) protect against fraud or other illegal activity or for risk management purposes; (4) respond to inquiries or requests from public or legal authorities, including to meet national security or law enforcement requirements; (5) permit the Company to pursue available remedies or limit the damages that it may sustain; (6) respond to an emergency; (7) comply with the law or legal process; (8) effect a license, sale or transfer of all or a portion of the business or assets (including in connection with any bankruptcy or similar proceedings); or (9) manage or arrange for acquisitions, mergers and re-organizations.

I understand that the provision of my personal information is voluntary.

I have been advised that the Company is committed to resolving complaints about my privacy and its collection, use or disclosure of my personal information. If I have concerns or complaints about the use of my personal information, or if I choose to exercise my right to withdraw my consent set forth in this consent statement, I understand that I can contact the Company at the following email address: privacy@rbi.com or at the mailing address below:

Restaurant Brands International US Services LLC
Address: 5707 Blue Lagoon Drive, Miami FL 33126
Attn: Legal Department – Privacy Office

                            __________________________
                            (Employee’s Signature)

                            __________________________
                            (Employee’s Name – Please Print)
                            Date:

Restaurants Brands International US Services LLC | 5707 Blue Lagoon Drive | Miami, FL 33126

Offer Letter – Doyle – 11.13.22